Exhibit 10.1

March 23, 2021

Calvin Yu

c/o Alector, LLC

Dear Calvin:

On behalf of Alector, LLC (the “Company”), I am pleased to inform you that you have been awarded a cash retention bonus of $180,000 (the “Retention Bonus”), which will be paid (less applicable withholdings) on the following dates (each, a “Retention Date”), subject to your continued employment with the Company through each such Retention Date:

•	50% of the Retention Bonus will be paid on the first payroll date on or following September 30, 2021; and
•	50% of the Retention Bonus will be paid on the first payroll date on or following March 31, 2022.

If you experience an Involuntary Termination (as defined in Exhibit A) before either Retention Date, then subject to your executing and not revoking a release of claims in a form approved by the Company (a “Release”) that becomes effective and irrevocable within 30 days after the date of your Involuntary Termination, any remaining unpaid portions of the Retention Bonus will be paid to you on the first payroll date of the Company after the Release becomes effective and irrevocable.  If your employment with us terminates before the second Retention Date for any reason other than an Involuntary Termination, you will forfeit any remaining unpaid portions of the Retention Bonus.

This letter agreement (the “Agreement”) is supplemental to and not in lieu of your and the Company’s rights and obligations under the confirmatory offer letter between you and the Company dated January 26, 2019 (the “Offer Letter”), including that your employment with the Company remains at-will, meaning either you or the Company may terminate your employment at any time, with or without cause or notice.  This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and the Company with respect to any related subject matter, provided however, the Offer Letter remains in full force and effect.  This letter agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).

Please return a signed copy of this letter agreement to me and retain a copy for your records.

Sincerely,

Alector, Inc.

/s/ Shehnaaz Suliman

Shehnaaz Suliman, M.D.

President and Chief Operating Officer

Acknowledged and Agreed:

/s/ Calvin Yu03/24/2021

Calvin YuDate

Exhibit A

“Board” means the Company’s Board of Directors.

“Cause” means (i) your dishonest statements or acts with respect to any Company Group member, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony, or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the applicable Company Group member, which failure continues, in the reasonable judgment of the Company Group member, after written notice given to you by the Company Group member; (iv) your gross negligence, willful misconduct or insubordination with respect to any Company Group member; or (v) your material violation of any provision of any agreement(s) between you and any Company Group member relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions (including, but not limited to, the Confidentiality Agreement or any written Company Group policy or procedure to which you are subject). Any termination for “Cause” will require Board approval, and you will be given the opportunity to appear in person before the entire Board in order to explain your position on the allegations or claims that constitute “Cause.” The Board (excluding you if you are at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause.

“Company Group” means the Company and its subsidiaries.

“Confidentiality Agreement” means the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.

“Involuntary Termination” means the termination of your employment by the Company other than (i) for Cause, (ii) due to your death, or (iii) due to your Disability.